UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Lockheed Martin Corporation

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Lockheed Martin Corporation

Background Talking Points on Majority Voting

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At our 2005 Annual Meeting, a shareholder proponent introduced a proposal advocating the use of simple majority voting to the greatest extent possible on all issues eligible for a shareholder vote. The proposal failed to pass, but 44% of Lockheed Martin’s outstanding shares voted in favor. The proposal passed at a number of other public companies.

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In response to that vote and shareholder comments, Lockheed Martin’s Board carefully considered the voting provisions in our charter and submitted a proposal the following year at the 2006 Annual Meeting to remove certain of the then existing supermajority voting provisions.

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The Board’s proposal eliminated supermajority voting provisions for the removal of directors for cause and for business combinations, which duplicated similar Maryland law voting provisions. The charter retained what is commonly referred to as an “anti-greenmail” provision. That provision requires the affirmative vote of a majority of shares not held by a 5% or greater shareholder to approve a transaction in which the 5% shareholder is interested. There also is a provision which requires a supermajority vote to amend the anti-greenmail provision. Those voting requirements (and the circumstances in which they apply) are set forth in Article XIII of our charter.

•	The Board’s proposal passed overwhelmingly, with more than 90% of the shares voting in favor.

•	The proponent also re-introduced the original proposal for inclusion in the 2006 proxy statement. The original proposal, again, failed to pass (receiving the support of 47% of the outstanding shares).

•	In 2007, the same proponent was eligible to re-introduce the simple majority proposal, but elected not to do so in light of the charter changes that were made in 2006.

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Recently, a shareholder voting advisory group recommended a withhold vote for each of our fifteen director candidates based on its interpretation and application of its own internal policy that the Board failed to act on a stockholder proposal from the previous two consecutive years. The same advisory group also has a policy which generally supports anti-greenmail provisions.

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We disagree with the withhold vote recommendation, and find it deeply disappointing in light of the company’s efforts to be responsive to shareholder concerns and willingness to implement governance changes that are consistent with the best interests of all shareholders.

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At Lockheed Martin, we are committed to maintaining and practicing the highest standards of corporate governance and ethics. We also believe that Lockheed Martin is a well-managed company with a strong commitment to enhancing shareholder value.

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In 2006, Lockheed Martin posted record sales, earnings per share (EPS) and cash from operations. 2006 marked the fifth consecutive year that our earnings per share have increased at a double-digit rate.

•	Our total shareholder return (“TSR”) in 2006 was 47%, which compared very favorably to a TSR of 25% for the S&P Aerospace Index and 16% for the S&P 500 Index.

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In light of those results, we believe that it is inappropriate and sets a very bad precedent (one that is potentially destructive to long-term shareholder value, and at odds with good corporate governance) for a voting advisory group to have recommended a withhold vote for the entire incumbent Board of Directors.

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Our Board and management remain open and willing to listen to the concerns of our shareholders. At the same time, we do not believe that the proposed removal of a capable, experienced and dedicated Board is warranted.